UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2011

GLOBE SPECIALTY METALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34420	20-2055624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 250 West 34th Street, Suite 4125

New York, New York 10119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 798-8122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2011, Globe Specialty Metals, Inc. (the “Company”) and Mr. Jeff Bradley, the Company’s Chief Executive Officer, entered into an employment agreement, following approval by the Compensation Committee of the Company’s Board of Directors.  In accordance with the agreement, Mr. Bradley will continue to serve as the Company’s Chief Executive Officer. The agreement provides for a four-year term, effective as of May 25, 2011.  At the end of the term, the term will automatically be extended for successive one year periods, unless either the Company or Mr. Bradley has provided the other with at least 90 days prior written notice of its or his intention to allow the agreement to expire.

Mr. Bradley’s annual base salary shall be $700,000, subject to any increase as determined by the Compensation Committee. Mr. Bradley is eligible for an annual bonus pursuant to the Company’s 2010 Annual Executive Bonus Plan and other bonuses, stock options and/or other stock benefits at the discretion of the Board (“Incentive Awards”). Furthermore, Mr. Bradley is entitled to certain insurance and leave benefits and is eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs.

Under the agreement, “good reason” means: (i) a material reduction of compensation, (ii) the assignment of duties substantially inconsistent with, or a reduction of, Mr. Bradley’s responsibilities then in effect, (iii) a requirement that Mr. Bradley report to anyone other than the Executive Chairman or the Board or (iv) a material breach of the agreement, and “cause” means (i) the commission of a felony or any crime involving material fraud or embezzlement or (ii) a breach of the agreement after written notice and thirty days opportunity to cure.

If Mr. Bradley’s employment terminates by reason of his death or disability, he would be entitled to (i) payment of accrued and unpaid base pay, (ii) payment of all vested and unvested Incentive Awards, and (iii) payment of pro rata Incentive Awards for the then current plan year. If Mr. Bradley’s employment is terminated without cause or if he resigns for good reason, he would be entitled to receive the foregoing items plus a lump sum severance payment comprised of (a) one and one half (1.5) times his base pay and (b) one and one half (1.5) time the value of any Incentive Awards granted or vested during the last calendar year, with the value of any shares subject to such awards valued as of the date of employment termination, and the pre-tax cost of 18 months’ COBRA coverage for himself and his family under the Company’s health plans. Nonrenewal of the term by the Company (other than for cause) shall entitle Mr. Bradley to (i) payment of accrued and unpaid base pay, (ii) payment of all vested Incentive Awards, (iii) payment of the unvested Incentive Awards as their time vesting schedules are completed and (iv) pro rata payment of the Incentive Awards that would have been awarded had the employment termination not occurred in the then current plan year through the date of employment termination. Receipt of the severance amounts is conditioned on Mr. Bradley’s execution of a release of claims against the Company.  If his employment is terminated for cause or he resigns without good reason, he would be entitled to receive payment of accrued and unpaid base pay and payment of vested Incentive Awards.

In addition, if Mr. Bradley’s employment is terminated by the Company during the six-month period before or the two-year period after a change of control of the Company as defined in the agreement (the “Protection Period”) (other than for cause, disability or as a result of his death), or if he terminates his employment during the Protection Period for good reason, Mr. Bradley shall be entitled to the same payments as upon termination without cause or for good reason, except that the lump sum severance payment shall be an amount equal to two times the sum of his average base pay and his average Incentive Awards for the past five years. If the payments to Mr. Bradley upon termination following a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, a nationally recognized certified public accounting firm selected by the Company shall determine whether to reduce the payments so that the value shall not exceed the safe harbor amount specified in Section 280G(b)(3) of the Code.  The payments shall be reduced if the accounting firm determines that Mr. Bradley would receive a greater net-after tax amount if the aggregate payments were so reduced.

The agreement provides Mr. Bradley with rights to indemnification from the Company with respect to claims arising from or relating to his performance of his duties.

The agreement requires Mr. Bradley to protect the confidentiality of the Company’s proprietary and confidential information and it further provides, if he is terminated for cause, resigns without good reason or is terminated or resigns in connection with a change of control, that for two years after termination he will not (i) directly compete with the Company or its affiliates, (ii) solicit, divert or take away the business of the Company’s or its affiliates’ customers or prospective customers for similar products, (iii) solicit the Company’s or its affiliates’ employees to terminate their relationship with the Company or (iv) hire any person who was an employee of the Company or its affiliate within six months prior to the time such person is proposed to be hired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.
Dated: July 11, 2011	By:	/s/ Stephen Lebowitz
		Name:	Stephen Lebowitz
		Title:	Chief Legal Officer